Rand Logistics, Inc.

RAND LOGISTICS SECURES ADDITIONAL BUSINESS FOR THE 2014 SAILING SEASON
EXPECTS TO FURTHER IMPROVE OPERATING EFFICIENCIES AND REBALANCE COMMODITY MIX

New York, NY – December 23, 2013 - Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”) today announced that it has secured additional new long-term contractual business for the 2014 sailing season, totalling in excess of 250 sailing days.  These contracts, a combination of new business, market share gains and organic market growth, are expected to help rebalance the Company’s 2014 sailing season commodity mix to levels more consistent with prior years and improve existing fleet operating efficiencies.

“We have been successful in leveraging our network and efficient operations to capture market share and meaningful new business for the 2014 sailing season,” commented Scott Bravener, President of Lower Lakes.  “The new business wins, which will increase next year’s tonnage of many of the commodities that we carry, should allow us to better optimize our trade patterns, improve operating efficiencies and enhance our vessel margin per day in the 2014 sailing season compared to the 2013 sailing season.”

Bravener continued, “As we have discussed, we are continuing to experience improved customer demand and visibility.  November’s operations were negatively impacted by sustained high winds on the Great Lakes, resulting in an increase in vessel delay days.  While these weather delays impacted November results, we continue to project that we will operate significantly all of our fleet into early January, with delayed November tonnage being shipped in December and January.  We remain pleased that our lost time attributable to mechanical delays and incidents continues to be well below prior year levels.”

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 12, 2013.

CONTACT: Rand Logistics, Inc. Laurence S. Levy, Executive Chairman Edward Levy, President (212) 644-3450	-OR-	INVESTOR RELATIONS COUNSEL: Cameron Associates Alison Ziegler and Kevin McGrath (212) 554-5469 alison@cameronassoc.com

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